Exhibit 10.14
December 14, 2009
Mr. James J. Connor
462 Cumberland Trail
Milford, MI 48381
Dear Jim:
We appreciate your interest in joining Tecumseh Products Company. We are pleased to provide you with the following proposed terms of employment which would be memorialized in a definitive employment agreement:
1.	Job Title: Vice President, Treasurer and Chief Financial Officer.
2.	Salary: $350,000 per year.
2(a): Signing Bonus: $50,000
3.	Annual Incentive Plan: 75% of salary target award based on Company and individual performance measures; Eligibility begins in 2010.
4.
Long Term Incentive Plan: Annual grants of long-term incentives with a grant date present value equal to 50% of the annual base salary rate plus target bonus then in effect. As the plan is currently constructed, at the terms noted above the value of $306,250 would be awarded 50% in restricted stock units (with a three (3) year “cliff” vest) and 50% in share appreciation rights (vesting 1/3 of value per year over three (3) years).

5.	Vacation: Four (4) weeks (20 days) per year beginning 2010.
6.	Start Date: Immediate, subject to your transition schedule.
7.
Insurance/Benefits: Your group insurance will begin on the first of the month following your hire date. Benefits offerings include (but are not limited to): medical, dental and vision coverage and basic life insurance.

8.
Pension and 401(k) Program Participation: The Company provides a non-contributory pension plan as well as a 401(k) plan. The 401(k) includes an automatic 3% company contribution and a discretionary employer contribution which is recalculated annually (in 2009 it was 7%). See attached brochure for additional information on our current benefits, pension and 401(k) program offerings.

Tecumseh Products Company
1136 Oak Valley Drive
Ann Arbor, MI 48108
www.tecumseh.com

9.	Attorneys’ Fees: The Company will reimburse attorneys’ fees incurred by you for reviewing your employment agreement up to $5,000 upon your hire.
10.
Definitive Agreement: Upon the execution of this term sheet, the parties would incorporate these terms into a definitive employment agreement which would specify the rights and obligations of the parties.

Upon review of this term sheet please inform me of your decision. Additionally, if you approve these general terms, please sign in the designated area below and return one copy, with your original signature, to Tim Atzinger, VP, Global Human Resources, prior to your start date.
Please be advised that this offer is contingent on the results of a drug screening. You must go to a Concentra Medical Center for a drug screening at our expense. Please take your consent form along with photo identification to the Concentra location.
As part of our new hire process, you will be asked to complete a Form I-9 in compliance with the Immigration Reform and Control Act. As part of this compliance, on your first day of work we request that you present us with document(s) which identify you and indicate that you are eligible to work in the United States (e.g., U.S. Passport, Driver’s License, and Permanent Resident Card). For a detailed list of acceptable documents, please refer to the following link on the U.S. Citizenship and Immigration Services website http://www.uscis.gov/files/form/I-9.pdf.
We are excited about you joining the Tecumseh Products team.
Sincerely,
James Wainright
Interim President
Tecumseh Products Company

Approval of Term Sheet this 17th day of December, 2009

/s/ James J. Connor